UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): February 19, 2008

ARGAN, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-31756	13-1947195
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Church Street, Suite 401, Rockville, MD	20850
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (301) 315-0027

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 502(d) Election of New Director

Effective February 19, 2008, Argan, Inc. (the “Company”) appointed Ambassador Henry Crumpton. as a new director to the Board of Directors of the Company (the “Board”).

Ambassador Crumpton, 51, has served the United States government for more than 26 years, most recently working directly for the Secretary of State as the Ambassador-at-Large for Counterterrorism developing, coordinating and implementing U.S. counterterrorism policy in Washington, D.C. and abroad. He joined the CIA in 1981 and served as an operations officer both at headquarters and around the world, including assignments as Chief of Station. Among his many professional postings, he has served as Deputy Chief of the International Terrorism Operations Section for the Federal Bureau of Investigation; as Deputy Chief (Operations) of the CIA’s Counterterrorist Center; he led the CIA’s Afghanistan campaign 2001-02 and was the Chief of National Resources Division from 2003-05.

He is a Distinguished fellow at the EastWest Institute and serves as an advisory board member to the Department of Homeland Security’s Study of Terrorism and Responses to Terrorism (START), a national consortium of universities. Ambassador Crumpton is the recipient of numerous awards including among others: the Intelligence Commendation Medal; the George H.W. Bush Award for excellence in counterterrorism and the Distinguished Intelligence Medal, the CIA’s highest award for achievement.

Ambassador Crumpton’s election fills the vacancy caused by the death of Peter Winslow.

The Company issued a press release on February 19, 2008 announcing Ambassador Crumpton’s appointment to the Board. A copy of the Company’s press release is attached to this report as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits.

	Exhibit No.	Description

	99.1	Argan, Inc. Press Release, issued February 19, 2008.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGAN, INC.

Date: February 20, 2008	By:	/s/ Rainer Bosselmann
Rainer Bosselmann
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Argan, Inc. Press Release, issued February 19, 2008.